EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
THURSDAY APRIL 29, 2010
Fiscal 2010 Third Quarter Net Loss Declines to $1.9 Million;
Year to Date Net Income Increases to $11.7 Million
Quarterly Comparison Overview:
•	Net sales and sales volume remained relatively unchanged

•	Gross profit margin increased to 12.0% from 11.6%

•	Net loss declined to $1.9 million from $2.5 million
Elgin, IL, April 29, 2010 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
(hereinafter the “Company”) today announced operating results for its fiscal 2010 third quarter. The net loss for the current quarter was $1.9 million, or $0.18 per share diluted, compared to a net loss of approximately $2.5 million, or $0.23 per share diluted, for the third quarter of fiscal 2009. The decline in the net loss in the quarterly comparison occurred because of a $0.9 million increase in income tax benefit. The income tax benefit for the third quarter of fiscal 2009 was negatively impacted due to the uncertainty that existed at the end of that quarter in respect to the utilization of certain net operating loss carryforwards in future periods. Because of improved operating results in fiscal 2010, this uncertainty did not exist as of the end of the third quarter of fiscal 2010. Net income for the first three quarters of fiscal 2010 was $11.7 million, or $1.09 per share diluted, compared to net income of $3.0 million, or $0.28 per share diluted, for the first three quarters of fiscal 2009.
In the third quarter of fiscal 2010, the Company voluntarily recalled various nut and snack mix products that were flavored with seasonings containing black pepper as a follow up to a recall recommended by one of its seasoning suppliers. This recall resulted in a total pre-tax charge of $0.6 million after considering the corresponding reduction in incentive compensation expenses. In the third quarter of fiscal 2009, the Company voluntarily recalled various products containing pistachios as a follow up to a recall initiated by one of its pistachio suppliers. This recall resulted in a total pre-tax charge of $2.4 million after considering the corresponding reduction in incentive compensation expenses.
Net sales decreased to $113.2 million for the third quarter of fiscal 2010 from $113.8 million for the third quarter of fiscal 2009. The decline in net sales was attributable to a $1.3 million increase in promotional spending to support new Fisher distribution. Promotional spending is accounted for as a reduction from gross sales to net sales. Sales volume for the current quarter, measured as pounds shipped to customers, was unchanged in comparison to sales volume for the third quarter of fiscal 2009. A significant increase in sales volume for new trail mix products at an existing customer was completely offset by sales volume declines for peanut products and all major tree nut products except almonds. Net sales and sales volume increased in the food service and export distribution channels and decreased in all other channels. Additionally, net sales for the current quarter were negatively impacted by $0.3 million for the supplier recall related to black pepper, while net sales for the third quarter of fiscal 2009 were negatively impacted by $1.9 million for the supplier recall related to pistachios.
For the first three quarters of fiscal 2010, net sales decreased to $420.1 million from $426.4 million for the first three quarters of fiscal 2009. The decline in net sales in the year to date comparison was due primarily to a considerably lower weighted average sales price per pound in the first and second quarters of the current fiscal year from price reductions driven by lower commodity costs. Sales volume increased by 4.2% in the year to date comparison. The increase in sales volume in the year to date comparison is due primarily to an increase in trail mix products in the consumer distribution channel. Net sales increased in the consumer distribution channel and declined in all other distribution channels in the year to date comparison.
The gross profit margin, as a percentage of net sales, increased from 11.6% for the third quarter of fiscal 2009 to 12.0% for the current quarter. The gross profit for the current quarter was negatively impacted by the $1.3 million increase in promotional spending to support new Fisher distribution. The current quarter’s gross profit was reduced by $0.4 million for the black pepper recall, while last year’s third quarter gross profit was reduced by $2.0 million for the pistachio recall after considering the corresponding reductions for incentive compensation expense for both periods. The improvement in the gross profit margin in the quarterly comparison, after considering the impact of the promotional spending increase and the recalls, came mainly from increased gross margins on the sales of all major product types except walnuts. The decline in gross margin for sales of walnuts was due to higher acquisition costs.
The current year to date gross profit margin, as a percentage of net sales, increased from 12.2% for the first three quarters of fiscal 2009 to 16.7%. The improvement in the gross margin in the year to date comparison, before considering the impact from the recalls, came mainly from increased gross margins on the sales of all major product types except walnuts. The decline in gross margin for sales of walnuts was due to higher acquisition costs.
Total operating expenses for the current quarter increased to 13.2% of net sales from 12.2% of net sales for the third quarter of fiscal 2009. Total operating expenses for the current year to date period increased to 11.1% of net sales from 9.8% of net sales for the same year to date period in fiscal 2009. Total operating expenses in the current quarter included $0.2 million for the black pepper recall, and total operating expenses for the third quarter of fiscal 2009 included $0.4 million for the pistachio recall after taking into account the corresponding reductions in incentive compensation expense for both periods. The increase in total operating expenses in both the quarterly and year to date comparisons arose primarily because of increases in compensation, legal and other advisory expenses, which in large part were incurred in furtherance of our strategic plan.

Interest expense for the third quarter of fiscal 2010 decreased to $1.4 million from $1.8 million for the third quarter of fiscal 2009. Interest expense for the current year to date period was $4.2 million compared to $6.0 million for the first three quarters of fiscal 2009. The decrease in interest expense in the quarterly and year to date comparisons mainly resulted from significantly lower short-term debt levels. Net cash provided by operating activities for the current year to date period was $16.7 million compared to $18.0 million for the same period in fiscal 2009.
The value of total inventories on hand at the end of the current third quarter decreased by $1.1 million or 0.9% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2009. Pounds of raw nut input stocks decreased by 8.4 million pounds or 11.6% when compared to the quantity of raw nut input stocks on hand at the end of the third quarter of fiscal 2009. The weighted average cost per pound of raw nut input stocks increased by 10.1% in the quarterly comparison primarily because of higher walnut acquisition costs.
“As we have stated in the past, one of our critical growth strategies is to increase investment in our Fisher brand. For example, we increased promotional spending $1.3 million to support new Fisher distribution that was secured in the latter part of the current quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “We also took steps to support our merger and acquisition growth strategy by amending our bank credit facility during the current quarter, which, among other related benefits, will allow us to use excess availability in our borrowing base to finance acquisitions. Costs related to the amendment and other preparatory acquisition related matters primarily led to a $0.6 million increase in legal and other advisory expenses in the quarterly comparison,” Mr. Sanfilippo noted. “To facilitate the future execution of our growth strategies, we expanded our sales and marketing teams over the last four quarters, and this expansion led to a $0.2 million increase in compensation costs that are included in total operating expenses in the quarterly comparison,” Mr. Sanfilippo stated. “We invested a total of $2.1 million during the current quarter to support our most important growth strategies in our strategic plan, and we anticipate that these investments should deliver a positive impact on our results in fiscal 2011,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) uncertainties and other matters regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest stockholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration and uncertainty in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
-more-

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 25,	March 26,	March 25,	March 26,
	2010	2009	2010	2009
Net sales	$113,194	$113,789	$420,076	$426,368
Cost of sales	99,641	100,578	349,913	374,427

Gross profit	13,553	13,211	70,163	51,941

Operating expenses:
Selling expenses	8,629	7,694	29,176	26,056
Administrative expenses	6,324	6,175	17,295	15,894
Restructuring expenses	—	—	—	(332)

Total operating expenses	14,953	13,869	46,471	41,618

(Loss) income from operations	(1,400)	(658)	23,692	10,323

Other (expense):
Interest expense	(1,366)	(1,777)	(4,152)	(6,019)
Rental and miscellaneous (expense), net	(285)	(340)	(926)	(945)

Total other expense, net	(1,651)	(2,117)	(5,078)	(6,964)

(Loss) income before income taxes	(3,051)	(2,775)	18,614	3,359
Income tax (benefit) expense	(1,151)	(286)	6,928	393

Net (loss) income	$(1,900)	$(2,489)	$11,686	$2,966

Basic (loss) earnings per common share	$(0.18)	$(0.23)	$1.10	$0.28

Diluted (loss) earnings per common share	$(0.18)	$(0.23)	$1.09	$0.28

Weighted average shares outstanding
— Basic	10,642,304	10,618,587	10,633,655	10,617,612

— Diluted	10,642,304	10,618,587	10,714,386	10,636,671

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	March 25,	June 25,	March 26,
	2010	2009	2009
ASSETS
CURRENT ASSETS:
Cash	$754	$863	$1,091
Accounts receivable, net	38,580	34,760	36,548
Inventories	124,574	106,289	125,702
Deferred income taxes	4,905	4,108	2,990
Prepaid expenses and other current assets	528	1,784	2,287

	169,341	147,804	168,618

PROPERTIES, NET:	162,123	166,345	167,821
OTHER ASSETS:	8,166	8,550	8,992

	$339,630	$322,699	$345,431

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$24,368	$33,232	$56,603
Current maturities of long-term debt	11,297	11,690	11,797
Accounts payable	30,326	23,479	24,957
Book overdraft	6,284	5,632	4,525
Accrued expenses	25,524	21,021	23,170
Income taxes payable	1,817	49	351

	99,616	95,103	121,403

LONG-TERM LIABILITIES:
Long-term debt	46,917	49,016	50,184
Retirement plan	8,150	8,095	8,211
Deferred income taxes	5,694	3,634	2,990
Other	1,261	1,352	1,382

	62,022	62,097	62,767

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	81	81
Capital in excess of par value	101,620	101,119	101,017
Retained earnings	79,863	68,177	64,226
Accumulated other comprehensive loss	(2,395)	(2,700)	(2,885)
Treasury stock	(1,204)	(1,204)	(1,204)

	177,992	165,499	161,261

	$339,630	$322,699	$345,431